DESCRIPTION OF ADVANCES MADE BY
CYBERDEFENDER CORPORATION TO GARY GUSEINOV

In 2005 and 2006 CyberDefender Corporation (the “Company”) made a series of advances to Mr. Gary Guseinov for personal expenses which advances totaled $146,170 and $89,059 respectively. These were non-business related expenses charged to the Company’s credit card. There was no formal written agreement between Mr. Guseinov and the Company relating to repayment of these advances and the advances did not accrue interest. As of September 30, 2006, all advances were either repaid or reclassified as salary. Since October 1, 2006, no further advances have been made to Mr. Guseinov.